Exhibit 10.1

T. SCOTT AVILA, TRUSTEE

Class 4 Creditor Trust

c/o Corporate Revitalization Partners, LLC

11400 West Olympic Blvd. Suite 269

Los Angeles, CA 90064

May 31, 2007

Steakhouse Partners, Inc.

Paragon Steakhouse Restaurants, Inc.

Paragon of Michigan, Inc.

10200 Willow Creek Road

San Diego, CA 92131

Attn: A. Stone Douglass, President

Re:	Forbearance Agreement

Dear Mr. Douglass:

Reference is hereby made to that certain Amended Class 4 Security Agreement, dated as of May 31, 2006, and as the same may be further amended, restated, supplemented, or otherwise modified from time to time (the “Security Agreement”), by and among Steakhouse Partners, Inc., a Delaware corporation, Paragon Steakhouse Restaurants, Inc., a Delaware corporation, Paragon of Michigan, Inc., a Wisconsin corporation (collectively, the “Debtors”) and T. Scott Avila (“Secured Party”), solely in his capacity as trustee of the Class 4 Creditor Trust established pursuant to the First Amended Joint Plan of Reorganization of Steakhouse Partners, Inc., Paragon Steakhouse Restaurants, Inc., and Paragon of Michigan, Inc., administratively consolidated under Case No. RS 02-12648-MG in the United States Bankruptcy Court for the Central District of California, Riverside Division and the Creditor Trust Agreement executed by Secured Party and the Debtors in connection therewith. Capitalized terms not defined herein have the meanings ascribed to such terms hi the Security Agreement.

1. The Debtors and Secured Party agree that certain Defaults and/or Events of Default have occurred and are continuing under the Security Agreement without cure and certain Defaults and/or Events of Default are reasonably expected to occur prior to the Forbearance Termination Date without cure (as defined below), which Defaults and Events of Default are set forth on Schedule A hereto (the “Forbearance Events of Default”).

2. Pursuant to Section 8.a. of the Security Agreement, Secured Party is entitled to declare all obligations (as set forth in the Security Agreement) immediately due and payable to Secured Party, without notice to or demand on Debtors. Secured Party is entitled to exercise these rights and remedies under the Security Agreement, including, without limitation, rights and remedies of a secured party under the California Uniform Commercial Code and other applicable law in addition to rights and remedies set forth in the Security Agreement.

3. So long as this Forbearance Agreement is executed by the Debtor on or before June 15, 2007, and subject to the conditions and covenants set forth in this Forbearance Agreement, Secured Party hereby agrees that, prior to and on the “Forbearance Termination Date” (as defined below), Secured Party will forbear from exercising rights and remedies arising by reason of the Forbearance Events of Default, notwithstanding the Forbearance Events of Default (including, without limitation, as a result of the failure of any representation or warranty to be true and correct in all material respects by virtue of any one or more of the Forbearance Events of Default) or as a result of the failure of any representation or warranty contained therein so long as the Debtors covenant to perform all of the following:

a. tender a forbearance fee of $25,000 payable to Secured Party (the “Forbearance Fee”). The Forbearance Fee shall be added to all amounts due and owing to Secured Party under paragraph 3.b., below. The Forbearance Fee shall not be credited towards any principal, interest or other amounts due and owing under the Amended Class 4 Note or Security Agreement.

b. Debtors shall either tender payments, in good funds, in the amounts and by the dates set forth in this paragraph in items i) through v), below, or, the Debtors shall have executed agreements to sell the Debtors’ assets that total the cumulative lump sum of the following: a) all amounts due and owing to iDine Restaurant Group f/k/a Transmedia Restaurant Company, Inc. (“iDine”), if any; b) all amounts due and owing to Secured Party under the “Alternative Settlement Payment” provided for in Section II.C.3 of the Settlement Agreement dated May 31, 2006 and approved by the Bankruptcy Court by order entered August 10, 2006 (the “Settlement Agreement”); c) all amounts due and owing under the Amended Class 4 Note (the principal amounts due and owing under the Settlement Agreement, the Amended Class 4 Note, and Security Agreement collectively referred to as the “Secured Party’s Principal Debt”); and d) any and all of the Secured Party’s reasonable fees and expenses as provided for in the Settlement Agreement and as amended by the Parties; e) the Forbearance Fee; f) ten percent interest on items b), c) and d) running from September 21, 2006; and ten percent interest on item e) running from the execution date of this Agreement (the “Total Debt”) until paid in full. Regardless of the exact amount of the Total Debt, under no circumstances shall the Debtors tender, in good funds, less than i) $2 Million by June 30, 2007; ii) $3 Million by August 31, 2007; iii) $4 Million by September 30, 2007; iv) $5 Million by October 31, 2007, and v) the balance of the Total Debt no later than November 15, 2007. Alternatively, the Debtors shall have executed agreements in these amounts by the corresponding dates.

c. All other terms and obligations set forth in the Amended Class 4 Note and the Security Agreement are reinstated and incorporated herein, including, but not limited to, reporting requirements and access to the Debtors’ books and records.

d. In furtherance of this Forbearance Agreement, and specifically in furtherance of this paragraph 3, the Debtors shall make all payments of the Total Debt to the Creditor Trustee, and shall be delivered to the Creditor Trustee c/o Corporate Revitalization Partners, LLC, 11400 West Olympic Blvd., Suite 269, Los Angeles, CA 90064 or via wire transfer to the Trust’s account at Union Bank of California, wire instructions to follow. The Creditor Trustee shall reserve the first $900,000 for the benefit of iDine (the “iDine Reserve”). The Creditor Trustee agrees not to distribute any funds from the iDine Reserve without the written consent from the Debtors and iDine, or court order. To the extent iDine’s claim is either rendered void or may be satisfied in an amount less than the iDine Reserve, the Creditor Trustee may apply such unused proceeds from the iDine Reserve to the Creditor Trust. Moreover, any and all proceeds paid to the Creditor Trustee of the Total Debt, including money held by the Creditor Trustee in the iDine Reserve, all are the secured collateral of iDine and the Creditor Trustee as provided for in the Inter-creditor Agreement between iDine and the Creditor Trustee. In addition, the Debtors shall pay to the Creditor Trustee, within 5 business days of receipt, 100% of any and all funds paid by iDine to the Debtors, if any, except for any sums recovered as reimbursement of legal fees payable to Latham and Watkins.

e. The Forbearance Termination Date shall be the first to occur of the following dates: (i) November 15, 2007, (ii) the date on which a breach any covenant in this letter agreement shall take place (such breach to be effective upon the occurrence of such breach without regard to any notice by the Secured Party), or (iii) the date of any Default or Event of Default under the Security Agreement other the Forbearance Events of Default.

4. Subject to the terms of this paragraph 4, Secured Party hereby consents to the sale of all or substantially all of the Restaurants or its assets subject to the Restaurant Disposition (the “Restaurant Disposition Assets”) and agrees that such sale shall be deemed a “Permitted Disposition” so long as the terms and conditions of such disposition are reasonably acceptable to Secured Party. The Debtors shall provide written notice of any Restaurant Disposition to the Creditor Trustee including information regarding the escrow company. To the extent the Debtors have discretion regarding the selection of the escrow company, the Debtors shall also obtain the Creditor Trustee’s consent to select the escrow company. Moreover, the Debtors warrant and represent that they will provide all relevant escrow documentation, including the proposed closing statement and closing statement, to the Creditor Trustee, including written evidence that the Debtors have provided a demand in escrow on behalf of the Creditor Trustee for 100% of the net proceeds of each Restaurant Disposition. The purchase price for the sale of all or substantially all of the Restaurant Disposition Assets shall be deemed acceptable to Secured Party if the Net Cash Proceeds of such sale(s) are equal to the sum of the Total Debt. Secured Party hereby agrees that, if the Restaurant Disposition Assets are sold in a Permitted Disposition, then, concurrently with

Restaurant Disposition Assets sold in such Permitted Disposition shall automatically be released. Secured Party will, promptly upon request (i) amend, or cause to be amended, each financing statement naming Secured Party as secured party so as to delete the Restaurant Disposition Assets sold in such Permitted Disposition from the collateral indicated on such financing statement, (ii) record, or cause to be recorded, a release or satisfaction, in form and substance reasonably satisfactory to Debtors, of each mortgage, deed of trust, or other Lien of Secured Party or any of them encumbering all or any part of the Restaurant Disposition Assets consisting of real property sold in such Permitted Disposition, and (iii) make and do such other things, and execute and deliver such other writings, as Debtor may from time to time reasonably requests so as to release or evidence the release of any Liens of Secured Party or any of them upon the Restaurant Disposition Assets sold in such Permitted Disposition. Secured Party shall not be responsible to obtain releases from iDine. Notwithstanding anything to the contrary contained in the Security Agreement, Secured Party hereby agrees that the Restaurant Disposition proceeds from such sale shall be applied as follows: first, an amount necessary to satisfy iDine’s debt under the Agreement dated June, 2002 between iDine and the Debtors and the Subordination and Intercreditor Agreement dated January 2, 2004 between iDine and Secured Party, if any; second, amount equal to any and all of the Secured Party’s reasonable fees and expenses as provided for in the Settlement Agreement, the Amended Class 4 Note and the Security Agreement, as amended by the Parties. Said fees and expenses include the fees and cost of the Secured Party and his general counsel, and any and all additional fees of the Creditor Trustee and his professionals incurred after September 21, 2006, third any and all applicable interest, fourth, to satisfy the Forbearance Agreement, fifth, to satisfy the Secured Party’s Principle Debt until paid in full. The Secured Creditor will be deemed fully satisfied after payment of the Total Debt.

5. If the Restaurant Disposition Assets are not sold within a Permitted Disposition, the Debtors shall not accept any sale price without first obtaining, in writing, prior approval by the Secured Party. Secured Party’s approval shall not be unreasonably withheld.

6. The Debtors hereby acknowledge that the Forbearance Events of Default have occurred and are continuing under the Security Agreement or are reasonably expected to occur prior to the Forbearance Termination Date. In no event shall this letter agreement, any other action undertaken pursuant to the Security Agreement (including, without limitation, the acceptance of any payments), or any inaction by the Secured Party constitute (a) a waiver, estoppel or agreement to forbear (except as specifically set forth herein) with respect to Secured Creditor’s rights, defenses, remedies, or privileges at law or in equity under the Security Agreement, the other documents or otherwise; or (b) a waiver of any Default or Event of Default (including, without limitation, the Forbearance Events of Default). No delay by the Secured Party in exercising any of his respective rights or remedies shall operate as a waiver of any rights or remedies that the Secured Party may have. Any and all rights and remedies available to the Secured Party shall be cumulative and may be exercised separately, successively or concurrently at the sole discretion of the Secured Party. Without in any way limiting the foregoing, except as specifically set forth herein, Secured Party expressly reserves the right to exercise any and all rights and remedies in respect of the Security Agreement or under applicable law, including without limitation foreclosure of the liens and security interests arising under the Security Agreement, and any and all matters related thereto at any time without further notice to any person (except for any such notices required under the terms of the Security Agreement or by applicable law).

7. The Debtors hereby acknowledge and agree that: (a) they have no claim or cause of action against the Secured Party (or any of the directors, officers, employees, agents, Affiliates, or attorneys of the foregoing) and (b) Secured Party has heretofore properly performed and satisfied in a timely manner all of his obligations (other than the express obligations of Secured Party under the Security Agreement and the other Documents) to the Debtors. Secured Party wishes (and Debtors agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of their rights, interests, security and/or remedies. For and in consideration of the agreements contained in this letter agreement and other good and valuable consideration, the Debtors (the “Releasors”) unconditionally and irrevocably release, waive and forever discharge Secured Party, together with their respective successors, assigns, subsidiaries, Affiliates, agents and attorneys (collectively, the “Released Parties”), from: (x) any and all liabilities, obligations, duties, promises or indebtedness of any kind of the Released Parties to the Releasors or any of them (other than the express obligations of Secured Party under the Security Agreement and the other Documents) and (y) all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), which the Releasors or any of them might otherwise have against the Released Parties or any of them, in either case (x) or (y) on account of any condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind which existed, arose or occurred at any time from the beginning of the world to the date hereof, in each case, in connection with the Security Agreement and the other Documents.

This letter and the agreements contained herein shall be effective only upon receipt by the Secured Party and the Debtors’ acknowledgment of the terms and conditions hereof in the space provided below.

Very truly yours,

By:	/s/ T. Scott Avila
Name:	T. SCOTT AVILA
Title:	Creditor Trustee of the Class 4 Trust

The foregoing terms and conditions are hereby accepted and agreed to as of June, 12, 2007.

STEAKHOUSE PARTNERS, INC.
a Delaware corporation

By	/s/ A. Stone Douglass
A. STONE DOUGLASS
Its	Chairman and Chief Executive Officer

PARAGON STEAKHOUSE RESTAURANTS, INC., a Delaware corporation

By:	/s/ Susan Schulze-Claasen
SUSAN SCHULZE-CLAASEN
Its:	President and General Counsel

PARAGON OF MICHIGAN, INC.,
a Wisconsin corporation

By:	/s/ Susan Schulze-Claasen
SUSAN SCHULZE-CLAASEN
Its:	President and General Counsel

SCHEDULE A

Forbearance Events of Default

1. Defaults or Events of Default arising or that may arise under Section II.C.l. and II.C.2 of the Settlement Agreement by virtue of the failure to tender a lump sum payment of $4,126,159 within 20 days of the entry of an order approving the Settlement Agreement (which was entered on August 10, 2006) and was not timely cured.

2. Defaults or Events of Default arising or that may arise under Section II.C.3 of the Settlement Agreement by virtue of the failure to tender $5,120,419.03 (the “Adjusted Settlement Payment”) pursuant to Schedule “1” attached hereto and incorporated herein.

3. Defaults or Events of Default arising or that may arise under Section II.C.3 of the Settlement Agreement and Schedule “1” (attached hereto) for the Debtors’ failure to tender the $1 million Deposit, plus all accrued interest, to the Creditor Trustee, plus an additional $100,000 to the Creditor Trustee by September 23, 2006, pursuant to the Settlement Agreement, Amended Class 4 Note, and Amended Class 4 Security Agreement.

4. Defaults or Events of Default arising or that may arise under Section II.C.3 of the Settlement Agreement by virtue of the failure to pay any and all of the Creditor Trustee’s fees and expenses as provided for in Section II.C.3 of the Settlement Agreement and as amended by the Parties.

5. Defaults or Events of Default arising or that may arise under the Amended Class 4 Note by virtue of the failure or anticipated failure to pay the principal amount of $5,120,419.03 as required under Schedule “1”, attached hereto and incorporated by reference.

6. Defaults or Events of Default arising or that may arise under the Amended Class 4 Note are Schedule “1” (attached hereto) for the Debtors’ failure to tender the $1 million Deposit, plus all accrued interest, to the Creditor, plus an additional $100,000 to the Creditor Trustee by September 23, 2006, pursuant to the Settlement Agreement, Amended Class 4 Note, and Amended Class 4 Security Agreement.

7. Defaults or Events of Default that may arise under the Security Agreement under Section 7.a.(l) by virtue of the failure to make any payments required to be made to the Secured Party.

8. Defaults or Events of Default that may be remedied pursuant to Section 7.a.(1) of the Security Agreement by the payment of money within twenty (20) days after transmission of written notice to cure such nonpayment.

9. Defaults or Events of Default that may arise under the Security Agreement under Section 7.a.(ii) for breach, violation or nonperformance of any representation, warranty or covenant on the Debtors’ part under the Amended Class 4 Note or Security Agreement.